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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-121473 of Delta Air Lines, Inc. on Form S-1 of our report dated March 12, 2004 (September 14, 2004 as to the matters under the captions "Business Environment" and "Reclassifications" in Note 1), relating to the consolidated financial statements of Delta Air Lines, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's ability to continue as a going concern, (2) the Company's change in its method of accounting for goodwill and other intangible assets, effective January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142, and
(3) the application of procedures relating to a reclassification and to certain revised disclosures in Notes 5, 9, 16 and 21 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassification and disclosures), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 9, 2005